UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2018

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Officers
On July 26, 2018, TransDigm Group Incorporated (the “Company”) appointed Michael Lisman, age 35, as Chief Financial Officer of the Company. Mr. Lisman was most recently Vice President - Mergers and Acquisitions of the Company (since January 2018). Prior to that, Mr. Lisman was Business Unit Manager for the Air & Fuel Valves business unit at Aero Fluid Products, a TransDigm operating company (January 2017 - January 2018) and Director of Mergers and Acquisitions of the Company (November 2015 - January 2017). Prior to that, Mr. Lisman was Vice President at Warburg Pincus from 2011 to 2015. Previous experience includes private equity and investment banking roles at The Carlyle Group and Morgan Stanley.
In addition, on July 26, 2018, the Company appointed Mr. James Skulina, who was previously serving as Interim Chief Financial Officer, as Senior Vice President of Finance for a transition period. Mr. Skulina’s compensation and employment arrangements will remain unchanged. Mr. Skulina will serve as the Company’s chief accounting officer.
Employment Agreement with Michael Lisman
In connection with the foregoing, on July 27, 2018, the Company entered into an employment agreement with Mr. Lisman. The employment agreement is substantially in the form as those of the Company’s other executive officers. Unless earlier terminated by the Company or Mr. Lisman, the term of the employment agreement expires on December 31, 2023. Under the terms of the employment agreement, Mr. Lisman is entitled to receive an annual base salary of not less than $460,000 and is eligible to participate in the Company’s annual incentive plan with an incentive target set at 80% of his annual base salary. In addition, under the terms of the employment agreement, Mr. Lisman is entitled to participate in employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.
The employment agreement provides that if Mr. Lisman is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Lisman’s employment is terminated without cause, if he terminates his employment for customary good reasons, or if his employment terminates due to his death or disability, the Company will pay him, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of the all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s) if any.
During the term of employment and following any termination thereof, for a period of 12 or 24 months (depending on the type of termination), Mr. Lisman will be prohibited from engaging in any business that competes with any business of the Company or its subsidiaries. In addition, during the term of his employment and for the two-year period following the termination of his employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company or such subsidiary. Under the terms of his employment agreement, Mr. Lisman is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the applicable executive is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.
The foregoing description of the terms of the employment agreement is qualified in its entirety by the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure
On July 30, 2018, the Company issued a press release announcing the appointment of Mr. Michael Lisman as Chief Financial Officer and Mr. James Skulina as Senior Vice President of Finance. A copy of the press release is furnished with this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being filed with this Current Report on Form 8-K:

10.1	Employment Agreement between TransDigm Group Incorporated and Michael Lisman dated July 27, 2018
99.1	Press Release dated July 30, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Kevin Stein
Kevin Stein
President and Chief Executive Officer

Date: July 30, 2018

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between TransDigm Group Incorporated and Michael Lisman dated July 27, 2018
99.1	Press Release dated July 30, 2018